Exhibit 10.56

EXECUTIVE EMPLOYMENT, NON-COMPETE
AND CONFIDENTIALITY AGREEMENT

     THIS EXECUTIVE EMPLOYMENT, NON-COMPETE AND CONFIDENTIALITY AGREEMENT (“Agreement”) is entered into on this 1st day of January, 2004, by and between Thomas L. Gregg (the “Executive”) and Cuisine Solutions, Inc., a Delaware corporation with its principal place of business in Alexandria, Virginia (the “Corporation”) (collectively, the “Parties”).

     WHEREAS, the parties believe the Executive possesses the experience and capabilities to provide valuable service on behalf of the Corporation; and

     WHEREAS, the Corporation desires to employ the Executive, and the Executive desires to be employed by the Corporation, for the compensation, benefits and other terms and conditions specified herein.

     NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.	Employment.

     1.1 Duties. The Corporation hereby employs the Executive, and the Executive hereby accepts such employment, to serve as President of U.S. Operations, effective January 1, 2004 (the “Effective Date”). The Executive hereby represents and warrants that he is in good health and capable of performing the services required hereunder. The Executive shall perform such services and duties as are appropriate to such office or such other executive level duties as may be delegated to him by the Corporation’s CEO, Mr. Stanislas Vilgrain, or his designee or his successors (the “CEO”). During the term of his employment under this Agreement, the Executive shall be a full-time employee of the Corporation and shall devote such time and attention to the discharge of his duties as may be necessary and appropriate to accomplish and complete such duties.

     1.2 Compensation.

          (a) Salary, Equity, and Performance Bonus. As compensation for performance of the Executive’s obligations hereunder, the Corporation shall pay the Executive an annual cash salary of $125,000 to be paid in 26 equal installments of $4,807.69 on a bi-monthly basis (the “Salary”). The Corporation will also pay the Executive the equivalent of an additional annual $125,000 in Cuisine Solutions equity (treasury stock, fully vested in the money stock options, or equivalent). At least Fifty percent (50%) of the equity compensation will be paid at the beginning of the calendar year (January 1) and the remaining will be paid on the first day of the start of the Cuisine Solutions Fiscal Year (around June 27). The price of the stock will be based on a calculation of the average share price for the previous 90 days or the fair market value price on the dates above, whichever is lower.

The Executive is also eligible for a cash and/or stock option performance bonus of up to fifty percent (50%) of his base compensation based upon performance criteria established by the CEO and Board (the “Bonus”). The performance criteria are attached as Appendix A and will be based on the performance of US Operations and the performance of the Corporation during the fiscal year. The Bonus, if any, is to be paid within two months of the end of each fiscal year.

          (b) Vacation, Insurance, Expenses, Etc. The Executive shall be entitled to twenty (15) vacation days each year and other benefits such as 401K, health, disability and life insurance and expense reimbursements in a manner consistent with the Corporation’s practices and as are provided by the Corporation to its other executives of similar status and with like levels of responsibility.

          (c) Stock Options. The Executive shall also receive 125,000 stock options at the start of year one (1) (the “Options”) with terms consistent with the Cuisine Solutions 1999 Stock Agreement, except the Options will have an exercise price equal to the fair market value of the Corporation’s common stock on the date of Grant, the Agreement date, or the price determined for other Executive of similar status, or the average share price over the previous 90 days, whichever is the lowest. The Executive shall be eligible to receive stock options at the start of both Year two (2) and year three (3) of the Agreement consistent with other senior Executives and at the discretion of the CEO and Board of Directors.

          (d) Other Benefits. The Executive shall be entitled to participate in 401K and incentive plans as may be granted or established from time to time by the Corporation, in its sole discretion, to executives of similar status and with like levels of responsibility.

          (e) Executive Purchase. If Cuisine Solutions treasury stock is available for purchase at the dates above (January 1 and the Fiscal Year start around June 27), Executive agrees to purchase at a minimum $62,500 of Cuisine Solutions stock on those dates (an aggregate of $125,000 annually). The price of the Corporation’s common stock will be the price of the stock on the above dates, or the average share price over the previous 90 days, whichever is the lowest.

     1.3 Term; Termination. The term of the employment agreement set forth in this Section 1 shall be for a period commencing on the Effective Date as defined herein and continuing for three (3) years thereafter (the “Term”), provided that this Agreement shall terminate as to the Executive’s employment prior to the end of the Term:

          (a) by mutual written consent of the parties;

          (b) upon the Executive’s death or inability, by reason of physical or mental impairment, to perform substantially all of the Executive’s duties as contemplated herein for a continuous period of 120 days or more; or

          (c) by the Corporation for cause, which shall mean any act by the Executive of fraud, material misrepresentation, misappropriation, dishonesty, embezzlement, or similar conduct involving in any way the business of the Corporation, gross negligence, willful misconduct, insubordination, breach of trust or fiduciary duty owed the Corporation or its clients, abuse of illegal drugs or controlled substances or alcohol, conviction of a felony or any crime involving moral turpitude, or failure to perform duties in a manner satisfactory to the Corporation, determined in good faith, and to cure or remedy such failure within ten days after written notice.

     If the Corporation terminates this Agreement as to the Executive’s employment prior to the end of the Term except as provided in clauses (a), (b) and (c) of this Section 1.3, the Executive shall be entitled to receive an amount equal to six (6) months of his annual base Salary, such compensation to be paid in thirteen equal bi-monthly installments, all ,equity received, and all Options that were to vest will be deemed accelerated and subject to exercise by the Executive.

     Upon any termination of the Executive’s employment under this Section 1.3, neither Party shall have any further obligation to the other pursuant to this Section 1, but such termination shall have no effect on the obligations of the Parties under other provisions of this Agreement, which shall continue un-affected.

2.	Non-Competition.

     2.1 Undertaking. The Executive agrees that while the Executive is employed by the Corporation and for a period of six months after termination of such employment, the Executive shall not, without the Corporation’s prior written consent, engage in direct competition with the Corporation in business lines that were within the Executive’s areas of responsibility during the Executive’s employment with the Corporation to include “Sous vide” and other frozen gourmet food enterprises. In the event the Corporation files under the Chapter 7 bankruptcy code of the United States, any obligations imposed upon the Executive under this Section 2.1, or under Section 2.2 below, shall cease.

2.2	Other Prohibited Activities.

          (a) The Executive agrees that, during his employment with the Corporation and for a period of one (1) year after the termination of such employment, the Executive will not engage in any Unethical Behavior which may adversely affect the Corporation. For the purpose of this Section 2.2, “Unethical Behavior” is defined as:

               (i) any attempt, successful or unsuccessful, by the Executive to divert any existing or pending product sale, business relationship, re-seller relationship, distributor relationship, partner relationship, contract, subcontract or proposal from the Corporation to any other entity, whether or not affiliated with the Executive;

               (ii) any attempt, successful or unsuccessful, by the Executive, to adversely influence clients of the Corporation or organizations with which the Corporation has an existing or pending product sale, business relationship, re-seller relationship, distributor relationship, partner relationship, contract, subcontract or proposal;

               (iii) any attempt, successful or unsuccessful, by the Executive to influence any other employee of the Corporation to offer his or her services, to any firm to compete, directly against the Corporation; or

               (iv) any attempt, successful or unsuccessful, by the Executive to offer employment to, or cause any other person to offer employment to any other employee of the Corporation.

          (b) The Executive agrees that, in addition to any other remedy available to the Corporation, in the event of a breach by the Executive of the terms of this Section 2, the Corporation may set off against any amounts due the Executive an amount equal to the gross revenues which such Executive, or any entity with which the Executive is employed, affiliated or associated, receives or is entitled to receive from any existing clients (or potential clients with whom a proposal is pending) of the Corporation during the period provided in this Section 2.

          (c) The Executive shall notify any new applicable employer after employment of the provisions of this Section 2.2 and the Executive agrees that the Corporation may give such notice to such firm, corporation or other person.

     2.3 Business Opportunities; Conflicts of Interest; Other Employment and Activities of the Executive.

          (a) While the Executive is employed by the Corporation, the Executive agrees promptly to advise the Corporation of all business opportunities that reasonably relate to the present business conducted by the Corporation, or such new business as the Corporation may conduct.

          (b) The Executive, in his capacity as an employee of the Corporation, shall not engage in any business with any member of the Executive’s immediate family or with any person or business entity in which the Executive or any member of the Executive’s immediate family has any ownership interest or financial interest, unless and until the Executive has first fully disclosed such interest to and received written consent from the CEO; provided, however, that the Executive may passively invest in family businesses. As used herein, the term “immediate family” means the Executive’s spouse, natural or adopted children, parents or siblings, and the term “financial interest” means any relationship with such person or business entity that may monetarily benefit the Executive or member of the Executive’s immediate family, including any lending relationship or the guarantying of any obligations of such person or business entity by the Executive or member of his immediate family.

3.   Confidentiality. The Executive agrees that the Corporation’s books, records, files and all other non-public information relating to the Corporation, its business, clients and employees are proprietary in nature and contain trade secrets and shall be held in strict confidence by the Executive, and shall not, either during the term of this Agreement or after the termination hereof, be disclosed, directly or indirectly, to any third party, except to the extent such disclosure is in furtherance of the Corporation’s business or required by court order or other legal process. The trade secrets or other proprietary or confidential information referred to in the prior sentence includes, without limitation, all code, screens, specifications, designs, works, plans, drawings, data, prototypes, discoveries, algorithms, inventions, formulae, research, developments, methods, “know-how”, compilations, patents, copyrights, mask works, and other intellectual property rights and technical information and material, in oral, demonstrative, written, graphic or machine-readable form, and either owned on the Effective Date or developed thereafter by the Corporation and/or its affiliates or licensed to the Corporation and/or its affiliates. In addition, all Corporation proposals to clients or potential clients, contracts, client or potential client lists, fee policies, financial information, administration or marketing practices or procedures and all other information regarding the business of the Corporation and its clients not generally known to the public shall be deemed proprietary and shall be subject to the confidentiality requirements of this provision.

4.	Miscellaneous.

     4.1 Life Insurance. The Executive hereby acknowledges that the Corporation is entitled to obtain, in its sole discretion and at any time while the Executive is employed by the Corporation, insurance on the life of the Executive and naming the Corporation as beneficiary. The Executive hereby agrees to co-operate fully with the Corporation in securing such life insurance, such co-operation to include but not be limited to, submitting to medical examinations and disclosing fully any and all information legally requested by the insurance carrier in connection with obtaining such life insurance. Medical information will remain confidential between the Executive and the insurance carrier. The Corporation agrees to make any and all premium payments pursuant to any life insurance contract covering the Executive that the Corporation obtains for its own benefit. The Executive agrees and acknowledges that the estate of the Executive shall have no rights to or interest in the proceeds of said life insurance policy or policies.

     4.2 Notices. All notices, requests, demands or other communications provided for in this Agreement shall be in writing and shall be delivered by hand, sent prepaid by overnight delivery service or sent by the United States mail, certified, postage prepaid, return receipt request, to the following:

If to the Corporation:

Cuisine Solutions, Inc.
85 S. Bragg Street Suite 600
Alexandria VA, 22312
Attn: Stanislas Vilgrain
Telephone: (703) 270-2900
Facsimile: (703) 750-1158

If to the Executive:

Thomas L. Gregg
6418 Lake Meadow Drive
Burke, VA 22015
Telephone: (703) 250-2509

Any notice, request, demand or other communication delivered or sent in the foregoing manner shall be deemed given or made (as the case may be) upon the earliest of (i) the date it is actually received, (ii) the business-day after the day on which it is delivered by hand, (iii) the business day after the day on which it is properly delivered to Federal Express (or a comparable overnight delivery service), or (iv) the third business day after the date on which it is deposited in the United States mail; unless Party is on business travel or vacation, then it is when it is actually received or upon Party’s return from travel. Either Party may change its address by notifying the other Party of the new address in any manner permitted by this paragraph.

     4.3 Remedies. The parties agree and acknowledge that any violation by the Executive of the terms of Sections 2.1 and 2.2 of this Agreement may result in irreparable injury and damage to the Corporation or its clients, which may not adequately be compensable in monetary damages, that the Corporation may not have an adequate remedy at law therefore, and that the Corporation may obtain such preliminary, temporary or permanent mandatory or restraining injunctions, orders or decrees as may be necessary to protect it against, or on account of, any breach of Sections 2.1 and 2.2. Notwithstanding, and as an exception to Section 4.10 of this Agreement, the Parties further agree and acknowledge that the Corporation may seek such injunctive relief in any court of competent jurisdiction pursuant to this Section 4.3.

     4.4 No Obligation of Continued Employment. The Executive and the Corporation understand that this Agreement does not create an obligation on the part of the Corporation or the executive to continue the Executive’s employment with the Corporation after the termination of this Agreement. The Corporation will give the Executive three (3) months notice prior to the end of the contract as to their intention for continued employment. If the Corporation elects not to extend the Executive§s employment at the end of the three year term set forth in Section 1.3 for reasons other than Section 1.3 (a), (b), and (c), the Executive’s Stock Options will be deemed accelerated and vested and subject to exercise by the Executive as well as any other vesting consideration due the Executive. If the Corporation does not elect to continue employment at the end of the Contract, and three (3) months notice of non-extension is not given to the Executive, Executive is entitled to (3) months Compensation as a severance.

     4.5 Benefit; Assignment. This Agreement shall bind and inure to the benefit of the Parties and their respective personal representatives, heirs, successors and assigns, provided this Agreement may not be assigned by either Party without the consent of the other, except that the Corporation may assign this Agreement in connection with the merger, consolidation or sale of all or substantially all of its business or assets.

     4.6 Entire Agreement. This Agreement supersedes all prior agreements, written or oral, with respect to the subject matter of this Agreement.

     4.7 Severability. In the event that any one or more of the provisions contained herein shall be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and all other provisions shall remain in full force and effect. If any of the provisions of this Agreement is held to be excessively broad, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.

     4.8 Waivers. No delay or omission by the Corporation in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Corporation on any occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

     4.9 Governing Law & Jurisdiction. This Agreement shall be construed as a sealed instrument and shall in all events and for all purposes be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia without regard to any choice of law principle that would dictate the application of the laws of another jurisdiction.

     4.10 Arbitration. The Parties shall attempt to settle amicably through negotiation any controversy, claim or dispute (“Dispute”) arising out of or relating to this Agreement, including but not limited to any Dispute related to the Executive’s performance of his duties hereunder or the interpretation of this Agreement. If a Dispute cannot be settled by such means, the Parties hereto intend and agree to submit such Dispute, whether sounding in contract or tort, to final and binding arbitration before a single neutral arbitrator who is, and pursuant to arbitration procedures which are, acceptable to both Parties. If the Parties cannot or do not otherwise agree within 30 days of the date on which written notice of a Dispute is given, any such Dispute shall be submitted for arbitration by the American Arbitration Association pursuant to the Commercial Arbitration Rules of the American Arbitration Association then in effect. Any arbitration shall be conducted in Virginia or such other location as the Parties may mutually agree, and notice of demand for arbitration shall be provided in writing to the other Party. The Parties further intend and agree that the final decision or award of the arbitrator shall be binding on the Parties and their successors and fully enforceable by any court of competent jurisdiction. The Parties further intend and agree that facts and other information relating to any arbitration arising out of or in connection with this Agreement shall be kept confidential to the fullest extent permitted by law. In addition, each Party shall bear its own expenses in connection with such arbitration unless otherwise ordered by the arbitrator. If, a dispute is submitted to arbitration pursuant to this Section 4.10, any monetary relief which may be granted to the Executive shall be limited to compensatory damages and EXECUTIVE EXPRESSLY WAIVES ANY CLAIM TO PUNITIVE OR EXEMPLARY DAMAGES. Notwithstanding the foregoing, the provisions of this section do not require arbitration of any claim for injunctive relief within the scope of Section 4.3 above.

     4.11 Amendments. No changes to this Agreement shall be binding unless in writing and signed by both Parties.

     4.12 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all such counterparts shall constitute one instrument.

     THE EXECUTIVE HAS READ ALL OF THE PROVISIONS OF THIS AGREEMENT AND THE EXECUTIVE UNDERSTANDS, AND AGREES TO, EACH OF SUCH PROVISIONS. THE EXECUTIVE UNDERSTANDS THAT THIS AGREEMENT MAY AFFECT THE EXECUTIVE’S RIGHT TO ACCEPT EMPLOYMENT WITH OTHER COMPANIES SUBSEQUENT TO THE EXECUTIVE’S EMPLOYMENT WITH THE CORPORATION.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

EXECUTIVE		Cuisine Solutions, Inc.

/s/ Thomas L. Gregg	By:	/s/ Stanislas Vilgrain

Thomas L. Gregg		Stanislas Vilgrain
Chief Executive Officer